Investor Contact:	Media Contact:
Paul Trussell	KeJuan Wilkins
investor.relations@nike.com	media.relations@nike.com
NIKE, INC. REPORTS FISCAL 2023 FIRST QUARTER RESULTS

BEAVERTON, Ore., Sept. 29, 2022 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2023 financial results for its first quarter ended August 31, 2022.

•First quarter reported revenues were $12.7 billion, up 4 percent compared to the prior year and up 10 percent on a currency-neutral basis*
•NIKE Direct sales were $5.1 billion, up 8 percent on a reported basis and up 14 percent on a currency-neutral basis
•NIKE Brand Digital sales increased 16 percent on a reported basis, or 23 percent on a currency-neutral basis, led by 46 percent growth in EMEA
•Gross margin decreased 220 basis points to 44.3 percent
•Diluted earnings per share for the quarter was $0.93, down 20 percent

"Our strong start to FY23 highlights the depth and breadth of NIKE’s global portfolio, as we continue to manage through volatility,” said John Donahoe, President and CEO, NIKE, Inc. “Our competitive advantages, including the strength of our brand, deep consumer connections and pipeline of innovative product, continue to prove that our strategy is working. We expect our unrelenting focus on better serving the consumer to continue to fuel growth and create value like only NIKE can."**

First Quarter revenues increased 10 percent on a currency-neutral basis, led by NIKE Direct growth of 14 percent. NIKE Brand Digital business fueled growth, increasing by 23 percent, driven by double-digit growth in EMEA, North America and APLA, partially offset by declines in Greater China. Wholesale revenues increased 1 percent on a reported basis and were up 8 percent on a currency-neutral basis, with growth due to improved levels of available supply of inventory for partners.

“NIKE's first quarter results set the foundation for another year of strong growth,” said Matthew Friend, Executive Vice President and Chief Financial Officer, NIKE, Inc. “Our focus continues to be the consumer, as we take action to navigate near-term dynamics while expanding long-term structural benefits through our Consumer Direct Acceleration strategy.”**

First Quarter Income Statement Review

•Revenues for NIKE, Inc. increased 4 percent to $12.7 billion compared to the prior year and were up 10 percent on a currency-neutral basis.
◦Revenues for the NIKE Brand were $12.0 billion, up 4 percent on a reported basis and up 10 percent on a currency-neutral basis, led by double-digit currency-neutral growth in North America, EMEA and APLA, partially offset by declines in Greater China.
◦Revenues for Converse were $643 million, up 2 percent on a reported basis and up 8 percent on a currency-neutral basis, led by double-digit growth in North America and Europe, partially offset by declines in Asia.
•Gross margin decreased 220 basis points to 44.3 percent, primarily driven by elevated freight and logistics costs, lower margins in our NIKE Direct business driven by higher markdowns, and unfavorable changes in net foreign currency exchange rates, including hedges, partially offset by strategic pricing actions. The overall decrease in margins was primarily driven by North America, which took measures to liquidate excess inventory through NIKE Direct markdowns and wholesale marketplace actions.
•Selling and administrative expense increased 10 percent to $3.9 billion.
◦Demand creation expense was $943 million, up 3 percent, primarily due to normalization of spend against sports marketing and brand campaign investments.
◦Operating overhead expense increased 12 percent to $3.0 billion, primarily due to wage-related expenses, strategic technology investments and increased NIKE Direct costs.
•The effective tax rate for the quarter was 19.7 percent compared to 11.0 percent for the same period last year, primarily due to the decreased benefits from stock-based compensation.
•Net income was $1.5 billion, down 22 percent, and Diluted earnings per share was $0.93, decreasing 20 percent.

August 31, 2022 Balance Sheet Review

•Inventories for NIKE, Inc. were $9.7 billion, up 44 percent compared to the prior year period, driven by elevated in-transit inventories from ongoing supply chain volatility, partially offset by strong consumer demand during the quarter.
•Cash and equivalents and short-term investments were $11.9 billion, down approximately $1.8 billion from last year, as free cash flow was offset by share repurchases and cash dividends.

Shareholder Returns

NIKE continues to have a strong track record of investing to fuel growth and consistently increasing returns to shareholders, including 20 consecutive years of increasing dividend payouts. In the first quarter, NIKE returned approximately $1.5 billion to shareholders, including:

•Dividends of $480 million, up 11 percent from the prior year.
•Share repurchases of $1.0 billion, reflecting 9.0 million retired shares. There were purchases of $0.7 billion, reflecting 6.5 million shares retired under the Company’s previous four-year, $15 billion program approved in June 2018 and $0.3 billion, reflecting 2.5 million shares subsequently retired under the Company’s current four-year, $18 billion program approved in June 2022.

Under the $15 billion program, which was terminated in August 2022, a total of 83.8 million shares for $9.4 billion were repurchased.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on September 29, 2022, to review fiscal first quarter results. The conference call will be broadcast live via the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through approximately 9:00 p.m. PT, October 20, 2022.
About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.
**	The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.
(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%
(In millions, except per share data)	8/31/2022	8/31/2021	Change
Revenues	$12,687	$12,248	4%
Cost of sales	7,072	6,552	8%
Gross profit	5,615	5,696	-1%
Gross margin	44.3%	46.5%

Demand creation expense	943	918	3%
Operating overhead expense	2,977	2,654	12%
Total selling and administrative expense	3,920	3,572	10%
% of revenues	30.9%	29.2%

Interest expense (income), net	13	57	—
Other (income) expense, net	(146)	(39)	—
Income before income taxes	1,828	2,106	-13%
Income tax expense	360	232	55%
Effective tax rate	19.7%	11.0%

NET INCOME	$1,468	$1,874	-22%

Earnings per common share:
Basic	$0.94	$1.18	-20%
Diluted	$0.93	$1.16	-20%

Weighted average common shares outstanding:
Basic	1,567.1	1,581.9
Diluted	1,585.8	1,619.6

Dividends declared per common share	$0.305	$0.275

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 31,	August 31,	% Change
(Dollars in millions)	2022	2021
ASSETS
Current assets:
Cash and equivalents	$7,226	$10,720	-33%
Short-term investments	4,650	2,975	56%
Accounts receivable, net	4,960	4,341	14%
Inventories	9,662	6,699	44%
Prepaid expenses and other current assets	2,379	1,655	44%
Total current assets	28,877	26,390	9%
Property, plant and equipment, net	4,778	4,869	-2%
Operating lease right-of-use assets, net	2,880	3,078	-6%
Identifiable intangible assets, net	283	267	6%
Goodwill	282	242	17%
Deferred income taxes and other assets	3,988	3,071	30%
TOTAL ASSETS	$41,088	$37,917	8%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$500	$—	—
Notes payable	9	15	-40%
Accounts payable	3,371	2,135	58%
Current portion of operating lease liabilities	424	462	-8%
Accrued liabilities	6,277	5,296	19%
Income taxes payable	338	361	-6%
Total current liabilities	10,919	8,269	32%
Long-term debt	8,922	9,415	-5%
Operating lease liabilities	2,736	2,898	-6%
Deferred income taxes and other liabilities	2,689	2,992	-10%
Redeemable preferred stock	—	—	—
Shareholders’ equity	15,822	14,343	10%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$41,088	$37,917	8%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2022	8/31/2021	Change
North America
Footwear	$3,805	$3,264	17%	17%
Apparel	1,494	1,430	4%	5%
Equipment	211	185	14%	14%
Total	5,510	4,879	13%	13%
Europe, Middle East & Africa
Footwear	2,012	1,983	1%	18%
Apparel	1,153	1,159	-1%	15%
Equipment	168	165	2%	18%
Total	3,333	3,307	1%	17%
Greater China
Footwear	1,233	1,449	-15%	-11%
Apparel	374	476	-21%	-18%
Equipment	49	57	-14%	-10%
Total	1,656	1,982	-16%	-13%
Asia Pacific & Latin America
Footwear	1,064	1,022	4%	15%
Apparel	413	385	7%	19%
Equipment	58	58	0%	12%
Total	1,535	1,465	5%	16%
Global Brand Divisions[2]	14	7	100%	96%
TOTAL NIKE BRAND	12,048	11,640	4%	10%
Converse	643	629	2%	8%
Corporate[3]	(4)	(21)	—	—
TOTAL NIKE, INC. REVENUES	$12,687	$12,248	4%	10%

TOTAL NIKE BRAND
Footwear	$8,114	$7,718	5%	12%
Apparel	3,434	3,450	0%	7%
Equipment	486	465	5%	12%
Global Brand Divisions[2]	14	7	100%	96%
TOTAL NIKE BRAND REVENUES	$12,048	$11,640	4%	10%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%
(Dollars in millions)	8/31/2022	8/31/2021	Change
North America	$1,377	$1,434	-4%
Europe, Middle East & Africa	975	875	11%
Greater China	541	701	-23%
Asia Pacific & Latin America	500	481	4%
Global Brand Divisions[2]	(1,187)	(987)	-20%
TOTAL NIKE BRAND[1]	2,206	2,504	-12%
Converse	209	204	2%
Corporate[3]	(574)	(545)	-5%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	1,841	2,163	-15%
EBIT margin[1]	14.5%	17.7%
Interest expense (income), net	13	57	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,828	$2,106	-13%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents Net income before Interest expense (income), net and Income tax expense. EBIT margin is calculated as EBIT divided by total NIKE, Inc. Revenues. Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures. Management uses these non-GAAP financial measures when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes these non-GAAP financial measures provide investors with additional information that should be considered when assessing the Company’s underlying business performance and trends. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation and operating overhead expense, including product creation and design expenses that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.